CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 7 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated August 11, 1995, relating to the financial statements and financial highlights appearing in the June 30, 1995 Annual Reports to Shareholders of Colonial Small Stock Fund and Colonial U.S. Fund for Growth, each a series of Colonial Trust VI, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "The Fund's Financial History" in the Prospectuses and under the heading "Independent Accountants" in the Statements of Additional Information.



PRICE WATERHOUSE LLP
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Price Waterhouse LLP
Boston, Massachusetts
October 6, 1995